Exhibit 99.1

Seattle Genetics Reports First Quarter 2018 Financial Results

-Record ADCETRIS® (Brentuximab Vedotin) Net Sales in U.S. and Canada of $95.4 Million in the First Quarter-

-ADCETRIS Approved by FDA in Frontline Stage III/IV Classical Hodgkin Lymphoma-

-ECHELON-2 Data Expected in 2018-

-Conference Call Today at 4:30 p.m. ET-

BOTHELL, Wash — April 26, 2018 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the first quarter ended March 31, 2018. The company also highlighted ADCETRIS (brentuximab vedotin) commercialization and clinical development accomplishments, and progress with its late-stage clinical programs and pipeline of targeted therapies for cancer.

“The first quarter of 2018 marked several significant milestones across our business,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We delivered record ADCETRIS sales that were up 36 percent from the first quarter of 2017, received FDA approval for ADCETRIS in frontline advanced Hodgkin lymphoma, completed the acquisition of Cascadian Therapeutics and were granted FDA Breakthrough Therapy Designation for our late-stage program enfortumab vedotin in metastatic urothelial cancer. Looking ahead, we are on track to achieve several additional milestones this year, which include reporting data from our phase 3 ECHELON-2 trial of ADCETRIS, completing enrollment of urothelial cancer patients who have received both a platinum-based therapy and a CPI in the pivotal trial of enfortumab vedotin, and initiating a pivotal trial of tisotumab vedotin in cervical cancer. We are striving to build a global oncology company with multiple transformative therapies, and we believe our recent progress illustrates our dedication to making a meaningful difference in patients’ lives.”

ADCETRIS Program Activities

•	Label Expansion in Frontline Hodgkin Lymphoma: The U.S. Food and Drug Administration (FDA) approved ADCETRIS in combination with chemotherapy in adult patients with previously untreated Stage III or IV classical Hodgkin lymphoma. The approval is based on the successful outcome of the phase 3 ECHELON-1 clinical trial. In addition, data from the ECHELON-1 trial converted the U.S. accelerated approval of ADCETRIS for the treatment of adults with systemic anaplastic large cell lymphoma (sALCL) after failure of at least one multi-agent chemotherapy regimen to regular approval.

•	ECHELON-2 Phase 3 Trial: Data are expected in 2018 from the ECHELON-2 phase 3 trial in frontline CD30-expressing peripheral T-cell lymphoma (PTCL), also known as mature T-cell lymphoma (MTCL). Approximately 4,000 people are diagnosed annually with CD30-expressing PTCL.

ADCETRIS is not currently approved for use in frontline PTCL.

Enfortumab Vedotin (EV) Program Activities

•	Breakthrough Therapy Designation Granted: The FDA granted Breakthrough Therapy Designation to EV for patients with locally advanced or metastatic urothelial cancer who were previously treated with checkpoint inhibitors (CPI) based on data from a phase 1 trial.

•	EV-201 Pivotal Trial Enrollment Update: By the end of the third quarter of 2018, Seattle Genetics and Astellas expect to complete enrollment in the ongoing EV-201 pivotal trial of patients with locally advanced or metastatic urothelial cancer who previously received both a platinum-based chemotherapy and a CPI therapy. Positive data in this subgroup could serve as the basis for a Biologics License Application (BLA) submission under the FDA’s accelerated approval regulations. In addition, the companies plan to continue enrollment in EV-201 for patients who previously received a CPI but not a platinum agent. The additional data could potentially serve as the basis for a second labeled indication.

•	EV-301 Phase 3 Trial Planned: Seattle Genetics and Astellas plan to initiate in 2018 a phase 3 trial called EV-301 in patients with metastatic urothelial cancer who received prior CPI. The phase 3 trial is intended to support global regulatory submissions for approval and serve as a confirmatory trial in the United States to support conversion of a potential accelerated approval to regular approval.

Tucatinib Program Activities

•	Cascadian Therapeutics Acquisition Complete: In March 2018, Seattle Genetics completed its acquisition of Cascadian Therapeutics for $10.00 per share in cash, or approximately $614 million. The most advanced program in the Cascadian pipeline is tucatinib, an oral tyrosine kinase inhibitor that is highly selective for HER2.

•	HER2CLIMB Pivotal Trial: Enrollment is ongoing in the tucatinib HER2CLIMB trial, a global randomized pivotal trial for patients with HER2-positive (HER2+) metastatic breast cancer, including patients with or without brain metastases. The HER2CLIMB trial is expected to be fully enrolled in 2019.

Tisotumab Vedotin (TV) Program Activities

•	Planned Pivotal Trial Initiation: Seattle Genetics and Genmab plan to advance TV into a pivotal phase 2 trial for recurrent or metastatic cervical cancer that relapses or progresses after standard of care treatment for cervical cancer. The single-arm trial is designed to enroll approximately 100 women and could potentially support registration under the FDA’s accelerated approval regulations. The trial is expected to begin in the first half of 2018.

•	Expanding Clinical Development Program: Seattle Genetics and Genmab plan to initiate in 2018 a phase 2 trial of TV as part of a combination regimen in women with first-line metastatic cervical cancer. In addition, a phase 2 trial is expected to begin in 2018 to evaluate TV monotherapy in a range of other solid tumors.

Other Recent Activities

•	Initiated Ladiratuzumab Vedotin (LV) Combination Trial: The first patient was treated in a phase 1b/2 clinical trial of LV in combination with the CPI pembrolizumab for first-line metastatic triple negative breast cancer. The trial is part of a broad clinical development program evaluating LV both as monotherapy and in combination regimens.

•	Initiated SGN-CD48A Trial: The first patient was dosed in a phase 1 clinical trial of SGN-CD48A for patients with relapsed or refractory multiple myeloma. SGN-CD48A is an investigational antibody-drug conjugate (ADC) targeted to CD48 that employs the company’s latest ADC technology.

•	Pipeline Updates: Based on portfolio and resource prioritization, Seattle Genetics is no longer planning to develop denintuzumab mafodotin and its clinical-stage PBD-based ADC programs.

•	AACR Presence: Data from multiple research and early clinical abstracts were presented at the 2018 American Association for Cancer Research (AACR) annual meeting. These data presentations illustrated the company’s novel antibody and ADC technologies, rationale for combining ADCs with CPIs, and its proprietary immuno-oncology programs. Additionally, Seattle Genetics reported preclinical data describing novel empowered antibody SEA-BCMA for multiple myeloma, which is expected to enter a phase 1 clinical trial during 2018.

•	ADC Collaborator Milestone: Seattle Genetics achieved a milestone payment under its ongoing collaboration with AbbVie triggered by a phase 2 trial initiation of an ADC for cancer. As of March 31, 2018, the company had generated approximately $400 million from its ADC collaborations, primarily from upfront and milestone payments.

•	Pieris Collaboration: Seattle Genetics entered into a collaboration and license agreement with Pieris Pharmaceuticals to develop targeted bispecific immuno-oncology treatments.

•	PharmaMar Collaboration: Seattle Genetics licensed exclusive worldwide rights to certain PharmaMar molecules for use in the development of ADCs.

First Quarter 2018 Financial Results

Total revenues in the first quarter ended March 31, 2018 increased to $140.6 million, compared to $109.1 million for the same period in 2017. Revenues in the first quarter of 2018 included:

•	ADCETRIS net sales of $95.4 million, a 36 percent increase from net sales of $70.3 million in the first quarter of 2017.

•	Royalty revenues of $15.7 million, compared to $17.0 million in the first quarter of 2017. Royalty revenues are primarily driven by international sales of ADCETRIS by Takeda. The decrease was a result of the company adopting the new accounting standards for revenue recognition.

•	Amounts earned under the company’s ADCETRIS and ADC collaborations totaling $29.6 million, compared to $21.8 million in the first quarter of 2017.

Total costs and expenses for the first quarter of 2018 were $234.4 million, compared to $168.4 million for the first quarter of 2017. Costs and expenses in the first quarter of 2018 included:

•	Research and development expenses of $152.5 million, compared to $118.2 million for the same period in 2017. The increase in 2018 reflects tucatinib development activities and $35.0 million in upfront costs related to technology licensing with Pieris and PharmaMar. In addition, 2018 expenses reflect increased activities for tisotumab vedotin, ladiratuzumab vedotin and the company’s pipeline programs.

•	Selling, general and administrative expenses of $66.2 million, compared to $38.4 million for the same period in 2017. The increase reflects transaction costs associated with the acquisition of Cascadian Therapeutics and increased commercial costs to support the launch of ADCETRIS in frontline Hodgkin lymphoma.

Non-cash, share-based compensation cost for the first quarter of 2018 was $16.8 million, compared to $14.5 million for the first quarter of 2017.

Net loss for the first quarter of 2018 was $111.7 million, or $0.73 per share, compared to a net loss of $60.0 million, or $0.42 per share, for the first quarter of 2017. Net loss for the quarter includes a non-cash charge of $18.8 million associated with Seattle Genetics’ common stock holdings in Immunomedics and Unum Therapeutics.

As of March 31, 2018, Seattle Genetics had $399.9 million in cash and investments, excluding its Immunomedics and Unum common stock investments, which were valued at $179.5 million. The cash and investments balance reflects net proceeds of $658.2 million from the company’s equity financing completed in February 2018, which was primarily used to fund the March 2018 acquisition of Cascadian Therapeutics for approximately $614.1 million.

2018 Financial Outlook

As a result of the recent approval of ADCETRIS in combination with chemotherapy in adult patients with previously untreated Stage III or IV classical Hodgkin lymphoma, the company’s full year 2018 ADCETRIS sales guidance provided in February 2018 no longer reflects management’s expectations and is being withdrawn. For the second quarter of 2018, Seattle Genetics expects sales of ADCETRIS will be in the range of $105 million to $110 million.

As a result of expenses totaling approximately $50 million in the first quarter of 2018 related to the acquisition of Cascadian and upfront technology in-licensing costs, as well as additional forecasted operating costs attributed to the tucatinib program, the company increased its expectations for 2018 operating expenses and other costs as follows:

	Current Guidance	Previous Guidance
Research and development (R&D)	$530 million to $580 million	$460 million to $500 million

Selling, general and administration (SG&A)	$220 million to $240 million	$200 million to $220 million

Non-cash costs	$95 million to $105 million	$90 million to $100 million, primarily attributable to share-based compensation distributed approximately evenly between SG&A and R&D

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss its first quarter financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from the Seattle Genetics website at www.seattlegenetics.com, under the Investors section, or by calling 800-263-0877 (domestic) or 646-828-8143 (international). The conference ID is 9171561. A replay of the discussion will be available on April 26, 2018 from the Seattle Genetics website or by calling 888-203-1112 (domestic) or 719-457-0820 (international), using conference ID 9171561. The telephone replay will be available until 5:00 p.m. PT on Monday, April 30, 2018.

About Seattle Genetics

Seattle Genetics, Inc. is an emerging multi-product, global biotechnology company that develops and commercializes transformative therapies targeting cancer to make a meaningful difference in people’s lives. ADCETRIS® (brentuximab vedotin) utilizes the company’s industry-leading antibody-drug conjugate (ADC) technology and is currently approved for the treatment of multiple

CD30-expressing lymphomas. Beyond ADCETRIS, the company has established a pipeline of novel targeted therapies at various stages of clinical testing, including three in ongoing or planned pivotal trials for solid tumors. Enfortumab vedotin for metastatic urothelial cancer and tisotumab vedotin for metastatic cervical cancer utilize our proprietary ADC technology. Tucatinib, a small molecule tyrosine kinase inhibitor, is in a pivotal trial for HER2-positive metastatic breast cancer. In addition, we are leveraging our expertise in empowered antibodies to build a portfolio of proprietary immuno-oncology agents in clinical trials targeting hematologic malignancies and solid tumors. The company is headquartered in Bothell, Washington, and has a European office in Switzerland. For more information on our robust pipeline, visit www.seattlegenetics.com and follow @SeattleGenetics on Twitter.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s 2018 outlook, including anticipated second quarter ADCETRIS net sales and anticipated 2018 costs and expenses; the company’s potential to achieve the noted development and regulatory milestones in 2018 and in future periods and to otherwise offer multiple transformative therapies; anticipated activities related to the company’s planned and ongoing clinical trials, including clinical trial initiation, enrollment and data availability and the expected timing thereof, including with respect to ECHELON-2, EV-201 and other clinical trials; the potential for the company’s clinical trials to support further development, regulatory submissions and potential marketing approvals; the opportunities for, and the therapeutic and commercial potential of, ADCETRIS, enfortumab vedotin, tucatinib, tisotumab vedotin, and ladiratuzumab vedotin and the company’s other product candidates and those of its licensees and collaborators; as well as other statements that are not historical facts. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks that the company’s second quarter ADCETRIS net sales and full year 2018 expense guidance may not be as expected, as well as risks and uncertainties associated with maintaining or increasing sales of ADCETRIS particularly in light of the company’s lack of commercialization experience in additional indications for which ADCETRIS has recently and may in the future be approved for marketing. The company may also be delayed in its planned clinical trial initiations, the enrollment in and conduct of its clinical trials, obtaining data from clinical trials, planned regulatory submissions, and regulatory approvals in each case for a variety of reasons including the difficulty and uncertainty of pharmaceutical product development, unexpected adverse events or regulatory discussions or actions, including with respect to the special protocol assessment agreement for ECHELON-2 defining trial endpoints and the inherent uncertainty associated with the regulatory approval process. The company may also be unable to expand ADCETRIS’ labeled indications due to unexpected, negative or delayed data from ECHELON-2 or regulatory action, and that any supplemental BLA submission based on ECHELON-2 may not be accepted for filing by, or ultimately approved by, the FDA in a timely manner or at all or with the requested label, and the company may be unable to complete the development of, and obtain regulatory approval for, any of its product candidates. More information about the risks and uncertainties faced by Seattle Genetics is contained under the caption “Risk Factors” included in the company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

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CONTACTS:

Investors:

Peggy Pinkston

425-527-4160

ppinkston@seagen.com

Media:

Monique Greer

425-527-4641

mgreer@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2018	December 31, 2017
Assets
Cash, cash equivalents and investments	$399,916	$413,171
Other assets	1,073,711	464,778

Total assets	$1,473,627	$877,949

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$132,246	$132,672
Deferred revenue and long-term liabilities	62,044	67,708
Stockholders’ equity	1,279,337	677,569

Total liabilities and stockholders’ equity	$1,473,627	$877,949

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended March 31,
	2018	2017
Revenues
Net product sales	$95,357	$70,321
Collaboration and license agreement revenues	29,559	21,830
Royalty revenues	15,674	16,980

Total revenues	140,590	109,131

Costs and expenses
Cost of sales	10,358	7,481
Cost of royalty revenues	5,377	4,380
Research and development	152,502	118,184
Selling, general and administrative	66,182	38,404

Total costs and expenses	234,419	168,449

Loss from operations	(93,829)	(59,318)
Investment and other loss, net	(17,886)	(672)

Net loss	$(111,715)	$(59,990)

Basic and diluted net loss per share	$(0.73)	$(0.42)

Weighted-average shares used in computing basic and diluted net loss per share	152,049	142,458